Exhibit 23.1

The accompanying consolidated financial statements give effect to a 1-for-3 reverse split of the common stock of BrightSource Energy, Inc (Company), to be effected prior to the effective date of the Company’s planned registration statement and the resulting 1-for-3 conversion ratio adjustment applicable to the Company’s convertible preferred stock. The following consent is in the form which will be furnished by Deloitte & Touche LLP, an independent registered public accounting firm, upon completion of such 1-for-3 reverse split by the Company as described in the last paragraph of Note 20 to the consolidated financial statements and assuming that from March 9, 2012, to the date of such completion no other material events have occurred that would affect the accompanying consolidated financial statements or disclosures therein.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

March 21, 2012

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No.      to Registration Statement 333-173686 on Form S-1 of our report dated March 9, 2012 (March     , 2012 as to effects of the reverse split described in the last paragraph of Note 20), relating to the consolidated financial statements of BrightSource Energy, Inc. appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

San Francisco, California

March     , 2012